Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS STRONG SALES AND NET INCOME FOR THE THIRD QUARTER OF FISCAL 2004

MILWAUKEE, WI April 22, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2004 third quarter consolidated net sales of $654.7 million and net income of $71.3 million or $2.88 per diluted share. The third quarter of fiscal 2003 had consolidated net sales of $560.4 million and net income of $43.0 million or $1.81 per diluted share. The $94.3 million or 17% consolidated net sales increase was primarily the result of shipment increases in both the Engines and Power Products business segments. The net income increase of $28.3 million was the result of increased Engines segment sales, a shipment mix that favored engines with higher margins, and greater production volumes in both business segments that lowered unit costs.

For the first nine months of fiscal 2004, the Company had net sales of $1,402.1 million and net income of $95.9 million or $3.95 per diluted share. For the same period a year ago, net sales were $1,149.5 million, and net income was $47.7 million or $2.10 per diluted share. Most of the $252.6 million or 22% sales increase for the first nine months was the result of increased shipments that occurred in both business segments. The majority of the nine-month net income improvement of $48.2 million was the result of increased sales, primarily in the Engines segment, strong production volume increases in both business segments, and a benefit from more favorable exchange rates in fiscal 2004 on Euro denominated engine sales.

Engines:

Third quarter sales were $581.9 million versus $496.9 million for the same period a year ago, an increase of $85.0 million or 17%. A majority of the 17% improvement was the result of a 13% increase in engine unit shipments. The remainder of the improvement was the result of a favorable mix of engine shipments and a $4.4 million revenue improvement from favorable exchange rates on Euro denominated sales.

Sales for the first nine months of fiscal 2004 were $1,174.1 million versus $997.0 million in the prior year, an improvement of $177.1 million or 18%. An engine unit shipment increase of 15% and a favorable Euro impact of $22.3 million were the main drivers of the sales increase.

Income from operations for the third quarter of fiscal 2004 was $110.0 million, up $44.6 million or 68% from the same period in the prior year. The major contributor was the sales volume increase that made up over 50% of the improvement. Additional contributions to the improvement came from lower manufacturing expenses due to cost reduction initiatives, a favorable mix of engine shipments, greater production volume that lowered unit costs, and the $4.4 million Euro benefit referenced above. The improvements were partially offset by increased operating expenses. Operating expenses are projected to be higher this year due to anticipated costs related to employees, increased marketing efforts and professional fees.

Income from operations for the first nine months of fiscal 2004 was $148.7 million, up $63.4 million or 74% from the same period a year ago. The reasons for the improvement are the same as discussed for the quarter except that the Euro benefit of $22.3 million had a greater impact and, at the same time, product mix played a lesser role because favorable mix was a result of timing between quarters. As in the third quarter, operating costs for the nine months increased and offset some of the gains.

Power Products:

Third quarter sales were $125.6 million versus $94.9 million from the same period a year ago, an increase of $30.7 million or 32%. The 32% improvement was the result of a pressure washer shipment volume increase of 40% and a generator volume increase of 34%. The pressure washer increase resulted from our major retailers aggressively stocking in anticipation of another strong selling season. Although we have not yet entered the hurricane season, generator demand continues to increase due to product awareness created by last summer’s landfall of a major hurricane and the power grid failure experienced in the Eastern United States.

Sales for the first nine months of fiscal 2004 were $348.8 million versus $209.8 million in the prior year, a $139.0 million or 66% increase. Generator volume increases, for the same reasons identified for the third quarter, account for just over 50% of this increase. Pressure washer volume accounts for the remainder of the increase. The pressure washer increase was driven by advertising and promotional programs at major retailers, a successful new product offering, and increased placement at certain major retailers.

Income from operations was $7.3 million in the third quarter of fiscal 2004, an improvement of $1.6 million over the same period a year ago. A significant increase in production volume reduced unit costs by almost $6.0 million. Offsetting the production volume related gains was an increase of $4.0 million in the cost of components purchased from Europe. The cost of these components has increased significantly as the Euro has strengthened.

Income from operations for the first nine months of fiscal 2004 was $21.9 million, an improvement of $12.8 million over the operating income generated for the same period a year ago. Major drivers of income improvement were the significant production volume increase that reduced unit costs and the strong generator and pressure washer sales volume increases that occurred in the first half of fiscal 2004. However, the cost of European sourced components discussed for the quarter, had a negative impact of $7.0 million. In addition, increased variable manufacturing costs related to the high production volumes also offset a portion of the gain derived from increased sales and production volumes.

General:

The effective tax rate for the fiscal 2004 third quarter increased over the prior year. This increase reflects recognition that our European sales are lower this year and hence the foreign tax credit that is derived from the income on those sales will be less. We believe that the effective rate for entire fiscal 2004 will be 34.5%.

Outlook:

As we provide this fourth quarter projection we believe that the spring retail selling season will be strong for both business segments. Consequently, our sales forecast for the fiscal 2004 fourth quarter should be very similar to the actual results achieved last year. Gross margins are projected to be approximately 24.5%, reflecting the benefit of high production volumes and continuing cost reduction programs. Operating expenses are estimated at approximately $55 million. Interest expense is projected at $9 million and other income at $2 million. The effective tax rate is projected at 38%. As a result, fourth quarter net income is anticipated to be in the range of $35 to $40 million. Depreciation and capital expenditures are both estimated to be approximately $16 million.

The fourth quarter projection means our forecast of net income for fiscal 2004 will be in the range of $130 to $135 million. Consolidated sales projections anticipate growth of approximately 15%, with approximately 60% of the growth improvement being provided by Power Products segment sales that are forecasted to approach $450 million for the fiscal year. The remainder of the net sales growth is attributable to engines and reflects our current opinion that we have experienced increased market penetration in fiscal 2004, in addition to the forecasted domestic market growth of 2% to 4% for the fiscal year. Gross margins are projected to be in the range of 23.0% to 23.5%. This improved range reflects our belief that current production levels will continue and results of cost control and reduction programs will remain favorable. Operating expenses are projected to be approximately $206 million, reflecting the variable nature of some costs associated with a higher level of sales. Interest expense is anticipated to be $38 million, and other income approximately $8 million. We are assuming an effective tax rate of 34.5% for the year. Depreciation is estimated to be $65 million, and capital expenditures are projected to be $50 to $55 million.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (888) 743-4176. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 800911.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended March

(In Thousands, except per share data)

	Third Quarter		Nine Months
	2004	2003	2004	2003
NET SALES	$654,681	$560,431	$1,402,060	$1,149,489
COST OF GOODS SOLD	486,914	444,211	1,083,252	929,836

Gross Profit on Sales	167,767	116,220	318,808	219,653
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	53,263	46,421	151,333	125,947

Income from Operations	114,504	69,799	167,475	93,706
INTEREST EXPENSE	(9,603)	(10,117)	(29,031)	(30,378)
OTHER INCOME, Net	2,467	3,313	5,175	6,814

Income Before Provision for Income Taxes	107,368	62,995	143,619	70,142
PROVISION FOR INCOME TAXES	36,100	20,020	47,700	22,450

Net Income	$71,268	$42,975	$95,919	$47,692

Average Shares Outstanding	22,154	21,626	22,215	21,626

BASIC EARNINGS PER SHARE	$3.22	$1.99	$4.32	$2.21

Diluted Average Shares Outstanding	25,166	24,464	25,191	24,465

DILUTED EARNINGS PER SHARE	$2.88	$1.81	$3.95	$2.10

Segment Information

(In Thousands)

	Third Quarter		Nine Months
	2004	2003	2004	2003
NET SALES:
Engines	$581,915	$496,891	$1,174,111	$996,980
Power Products	125,637	94,904	348,800	209,839
Inter-Segment Eliminations	(52,871)	(31,364)	(120,851)	(57,330)

Total*	$654,681	$560,431	$1,402,060	$1,149,489

* Includes International Sales of:	$129,992	$139,580	$298,070	$298,958

GROSS PROFIT ON SALES:
Engines	$156,450	$105,808	$279,823	$196,523
Power Products	14,146	11,766	42,107	23,845
Inter-Segment Eliminations	(2,829)	(1,354)	(3,122)	(715)

Total	$167,767	$116,220	$318,808	$219,653

INCOME FROM OPERATIONS:
Engines	$110,019	$65,392	$148,731	$85,372
Power Products	7,314	5,761	21,866	9,049
Inter-Segment Eliminations	(2,829)	(1,354)	(3,122)	(715)

Total	$114,504	$69,799	$167,475	$93,706

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal March 2004 and 2003

(In Thousands)

	2004	2003
CURRENT ASSETS:
Cash and Cash Equivalents	$184,800	$104,942
Accounts Receivable, Net	419,647	373,954
Inventories	331,092	230,745
Deferred Income Tax Asset	55,167	55,616
Other	14,669	15,170

Total Current Assets	1,005,375	780,427

OTHER ASSETS:
Goodwill	154,070	161,030
Investments	43,489	43,637
Prepaid Pension	79,793	71,581
Deferred Loan Costs, Net	6,756	8,834
Other Long-Term Assets	10,966	7,997

Total Other Assets	295,074	293,079

PLANT AND EQUIPMENT:
At Cost	863,144	890,355
Less - Accumulated Depreciation	506,169	514,369

Plant and Equipment, Net	356,975	375,986

	$1,657,424	$1,449,492

	2004	2003
CURRENT LIABILITIES:
Accounts Payable	$149,485	$111,001
Domestic Notes Payable	1,220	2,075
Foreign Loans	1,389	14,948
Accrued Liabilities	215,763	184,460

Total Current Liabilities	367,857	312,484

OTHER LIABILITIES:
Deferred Revenue on Sale of Plant & Equipment	14,990	15,215
Deferred Income Tax Liability	65,529	49,084
Accrued Pension Liability	21,826	17,193
Accrued Employee Benefits	14,280	13,352
Accrued Postretirement Health Care Obligation	44,641	57,417
Long-Term Debt	502,378	500,907

Total Other Liabilities	663,644	653,168

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	38,186	35,640
Retained Earnings	895,930	796,062
Accumulated Other Comprehensive Gain	1,190	473
Unearned Compensation on Restricted Stock	(981)	(325)
Treasury Stock, at Cost	(308,402)	(348,010)

Total Shareholders’ Investment	625,923	483,840

	$1,657,424	$1,449,492

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended Fiscal March
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$95,919	$47,692
Depreciation and Amortization	48,167	46,546
Loss on Disposition of Plant and Equipment, Net	4,507	2,889
Provision for Deferred Income Taxes	1,119	6,864
Increase in Accounts Receivable	(217,725)	(177,964)
Increase in Inventories	(121,955)	(33,539)
Decrease in Other Current Assets	3,460	2,739
Increase in Accounts Payable and Accrued Liabilities	68,830	41,578
Increase in Prepaid Pension, Net	(4,368)	(9,833)
Other, Net	(8,607)	(10,476)

Net Cash Used in Operating Activities	(130,653)	(83,504)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(35,456)	(28,816)
Proceeds Received on Disposition of Plant and Equipment	617	3,298
Refund of Cash Paid for Acquisition	5,686	—
Dividends Received	3,500	9,861

Net Cash Used in Investing Activities	(25,653)	(15,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings on Loans and Notes Payable	(331)	(872)
Dividends	(14,667)	(13,860)
Proceeds from Exercise of Stock Options	29,415	—

Net Cash Provided by/(Used in) Financing Activities	14,417	(14,732)

EFFECT OF EXCHANGE RATE CHANGES	1,874	2,890

NET DECREASE IN CASH AND CASH EQUIVALENTS	(140,015)	(111,003)
CASH AND CASH EQUIVALENTS, Beginning	324,815	215,945

CASH AND CASH EQUIVALENTS, Ending	$184,800	$104,942